Exhibit 21.1

The principal subsidiaries of Vontier Corporation are listed below. The list below does not include subsidiaries, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary of Vontier Corporation.

Company Name	Jurisdiction of Formation
ANGI Energy Systems, LLC	Indiana
Delpak Systems Ltd.	Israel
DOMS ApS	Denmark
Fafnir GmbH	Germany
GGC International Holdings LLC	Delaware
Gilbarco Australia Pty Ltd.	Australia
Gilbarco China Co. Ltd.	China
Gilbarco GmbH	Germany
Gilbarco Inc.	Delaware
Gilbarco Italia S.r.l.	Italy
Gilbarco Veeder Root India Private Limited	India
Gilbarco Veeder-Root Soluções Indústria e Comércio Ltda.	Brazil
Global Traffic Technologies, Inc.	Delaware
Global Traffic Technologies, LLC	Delaware
GVR Finland OY	Finland
Hennessy Industries, LLC	Delaware
Matco Tools Corporation	Delaware
Navman Wireless Australia Pty. Ltd.	Australia
Navman Wireless New Zealand	New Zealand
Noglia Vermogensverwaltung GmbH	Germany
Orpak Systems India Private Ltd.	India
Teletrac Navman (UK) Ltd.	United Kingdom
Teletrac Navman US Ltd.	Delaware
Teletrac, Inc.	Delaware
Veeder-Root Company	Delaware
Veeder-Root FuelQuest, LLC	Delaware
Veeder-Root Petroleum Equiment (Shanghai) Co., Ltd.	China